Report of Independent Accountants


To the Board of Directors of
Select Asset Fund, Series 2, Inc.


We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Select Asset Fund, Series 2, Inc. (the "Fund") was in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of
December 31, 1998 with respect to securities and similar investments reflected in the investment account of the Fund. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1998, and with respect to agreement of security and similar investments purchases and sales, for the year ended December 31, 1998;

* Roll forward of securities held at December 31, 1998 and subsequent review of the disposal of all securities.

* Reconciliation of all securities and investments to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.


In our opinion, management's assertion that Select Asset Fund, Series 2, Inc. was in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1998, with respect to securities and similar investments reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Select Asset Fund, Series 2, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


Ernst & Young, LLP

Detroit, Michigan
February 12, 1999


                                    SELECT ASSET FUND, SERIES 2, INC.

                                        Portfolio of Investments

                                            December 31, 1998


    No. of
    Shares                                             Market Value

COMMON STOCK

   BUILDING AND CONSTRUCTION                        1.49%

                   BUILDING MATERIALS

       2,900  GEORGIA PACIFIC CORP                            169,831.25
      66,400  HOME DEPOT                                    4,062,850.00

       1,400  MASCO CORP                                       40,250.00
       7,900  OWENS CORNING                                   279,956.25

                   PAINT AND FLAT GLASS

         800  PPG INDUS INC                                    46,600.00
      20,000  SHERWIN WILLIAMS CO                             587,500.00


                   MISCELLANEOUS
       1,400  FLUOR CORP                                       59,587.50

       8,800  FOSTER WHEELER CORP                             116,050.00
       5,800  KAUFMAN & BROAD HOME CORP                       166,750.00


                   TOTAL BUILDING AND CONSTRUCTION         $5,529,375.00

   CHEMICALS AND DRUGS                              8.91%


                   CHEMICALS
       1,800  AIR PRODS & CHEMS INC                            72,000.00

       4,800  AMGEN INC                                       501,900.00
      63,200  BOSTON SCIENTIFIC CORP                        1,694,550.00
       6,900  DOW CHEMICAL CO                                 627,468.75

       4,300  DUPONT DENEMOURS & CO                           228,168.75
         500  EASTMAN CHEMICAL CO                              22,375.00
      15,225  ENGLEHARD CORP                                  296,887.50

       4,100  FMC CORP-NEW                                    229,600.00
      22,300  HERCULES INC                                    610,462.50
      30,700  MONSANTO CO                                   1,458,250.00

      13,100  MORTON INTERNATIONAL INC                        320,950.00
       8,700  NALCO CHEM CO                                   269,700.00
      23,100  PRAXIAIR INC                                    814,275.00

      10,000  SIGMA-ALDRICH CORP                              293,750.00
      16,800  UNION CARBIDE CORP                              714,000.00
       7,300  WR GRACE & CO NEW                               114,518.75


                   DRUGS
       4,400  ABBOT LABS                                      215,600.00

      22,400  AMERICAN HOME PRODUCTS                        1,261,400.00
      21,200  BRISTOL MYERS SQUIBB CO                       2,836,825.00
       9,700  JOHNSON & JOHNSON                               813,587.50

      20,400  LILLY ELI & CO                                1,813,050.00
      29,400  MERCK & CO., INC                              4,342,012.50
      38,700  PFIZER INC                                    4,854,431.25

      44,590  PHARMACIA & UPJOHN INC                        2,524,908.75
       2,400  SCHERING PLOUGH                                 132,600.00
      15,800  WALGREEN CO                                     925,287.50



                   COSMETICS

       1,300  ALBERTO CULVER CO CL B                           34,693.75
       5,200  AVON PRODUCTS INC                               230,100.00

                   HEALTH PRODUCTS/CARE

      12,300  BARD CR INC                                     608,850.00
       5,200  BAXTER INTL INC.                                334,425.00

      32,800  BECTON DICKINSON & CO                         1,400,150.00
      24,505  COLUMBIA/HCA HEALTHCARE                         606,498.75
      10,600  GUIDANT CORP                                  1,168,650.00

       9,200  HCR MANOR CARE                                  270,250.00
      11,500  TENET HEALTHCARE CORP                           301,875.00
       3,000  UTD HEALTHCARE CORP                             129,187.50


                         TOTAL CHEMICALS AND DRUGS        $33,073,238.75


   CONSUMER PRODUCTS                               10.77%

                   CONFECTIONS AND BEVERAGES

      15,600  ANHEUSER-BUSCH COS                            1,023,750.00
      10,000  BROWN FORMAN INC CL B                           756,875.00
      13,200  COCA COLA CO                                    882,750.00

       6,900  PEPSICO INC                                     282,468.75

                   CONTAINERS

      18,300  AVERY DENNISON CORP                             824,643.75
       6,200  BALL CORP                                       283,650.00
      21,900  CROWN CORK & SEAL INC                           674,793.75

       2,100  OWENS - ILLINOIS INC                             64,312.50
       6,874  SEALED AIR CORP                                 351,003.63
       9,700  TEMPLE INLAND INC                               575,331.25


                   PACKAGED FOOD
      35,800  BESTFOODS                                     1,906,350.00

       2,200  CAMPBELL SOUP CO                                121,000.00
       2,000  CONAGRA                                          63,000.00
       5,200  COORS ADOLPH CO CL B                            293,475.00

         700  GENERAL MILLS INC                                54,425.00
       2,050  HEINZ H J CO                                    116,081.25
      15,000  HERSHEY FOODS CORP                              932,812.50

       1,200  KELLOGG CO                                       40,950.00
       7,200  PIONEER HI BRED INTL INC                        194,400.00
         800  QUAKER OATS CO                                   47,600.00

      51,000  RALSTON-PURINA GROUP                          1,651,125.00
      12,800  SARA LEE CORP                                   360,800.00
      38,400  SYSCO CORP                                    1,053,600.00


                   PAPER
      12,600  AMERICAN GREETINGS CL A                         517,387.50

       9,800  BEMIS CO                                        371,787.50
      10,700  BOISE CASCADE CORP                              331,700.00
      12,500  FORT JAMES CORPORATION                          500,000.00

       5,836  INTERNATIONAL PAPER CO                          261,525.75
       5,968  KIMBERLY CLARK CORP                             325,256.00
       4,400  POTLATCH CORP                                   162,250.00

      15,900  UNION CAMP CORP                               1,073,250.00
      42,400  WILLIAMETTE INDUSTRIAL                        1,420,400.00

                   PRINTING AND PUBLISHING



       7,700  JOSTENS INC                                     201,643.75
         800  MCGRAW-HILL COMPANIES INC                        81,500.00

      46,200  TIME WARNER INC                               2,867,287.50
      14,650  WESTVACO CORP                                   392,803.13

                   RECREATIONAL EQUIPMENT

      11,300  BRUNSWICK CORP                                  279,675.00
      29,800  HARRAH'S ENTERTAINMENT                          467,487.50

      24,500  HASBRO INC                                      885,062.50
      31,581  MATTEL INC                                      720,441.56

                   SOAPS

      17,800  CLOROX CO                                     2,079,262.50

                   OTHER CONSUMER PRODUCTS

       1,500  COLGATE PALMOLIVE CO                            139,312.50
      26,600  FORTUNE BRANDS INC                              841,225.00

      38,300  GILLETTE CO                                   1,850,368.75
       9,200  PROCTER & GAMBLE CO                             840,075.00
      43,400  RUBBERMAID INC                                1,364,387.50

       2,200  SPRINGS INDUS INC                                91,162.50
       1,800  TUPPERWARE CORPORATION                           29,587.50
      15,300  UST INC                                         533,587.50


                   PHOTOGRAPHY
         700  EASTMAN KODAK CO                                 50,400.00

       7,700  POLAROID CORP                                   143,893.75

                   HOUSEHOLD FURN/APPLIANCES

       5,800  ARMSTRONG WORLD IND                             349,812.50
      11,000  MAYTAG CO                                       684,750.00

                   RETAIL

      72,800  FEDERATED DEPT STORES NEW                     3,171,350.00

                   APPAREL

       2,600  NIKE INC CL B                                   105,462.50
      19,700  V F CORP                                        923,437.50

      32,900  VENATOR GROUP INC                               211,793.75

                   BROADCASTING

      13,659  DISNEY WALT CO                                  409,770.00
      10,100  KING WORLD INC                                  297,318.75

                   MISCELLANEOUS

      23,900  PALL CORP                                       604,968.75
      62,000  RJR NABISCO HLDGS CORP                        1,840,625.00


                           TOTAL CONSUMER PRODUCTS        $39,977,206.32


   DURABLE GOODS                                   29.73%

                   AEROSPACE-AIRCRAFT

      11,444  BOEING CO                                       373,360.50
      18,600  GENERAL DYNAMICS CORP                         1,090,425.00
       7,861  LOCKHEED MARTIN CORP                            666,219.75

      10,700  NORTHROP GRUMMAN CORP                           782,437.50
         100  TEXTRON INC                                       7,593.75
         700  UNITED TECHNOLOGIES CORP                         76,125.00



                   AGRICULTURAL MACHINERY

       1,100  CATERPILLAR INC                                  50,600.00
       2,400  DEERE & CO                                       79,500.00

                   AUTOMOBILE AND PARTS

       9,000  AUTOZONE INC                                    296,437.50
       4,600  CUMMINS ENGINE INC                              163,300.00

      13,700  DANA CORP                                       559,987.50
      53,800  FORD MTR CO                                   3,157,387.50
       4,600  GENERAL MTRS CORP                               329,187.50

       6,850  GENUINE PARTS CO                                229,046.88
       5,900  TENNECO INC (NEW)                               200,968.75
         200  TRW INC                                          11,237.50


                   ELECTRICAL
       1,500  EMERSON ELEC CO                                  90,750.00

       2,000  HONEYWELL INC                                   150,625.00
      14,200  RAYCHEM CORP                                    458,837.50

                   ELECTRONICS

      13,400  ADVANCED MICRO-DEVICES                          387,762.50
      36,200  APPLIED MATLS INC                             1,545,287.50

      10,725  CISCO SYS INC                                   995,414.06
      75,600  GENERAL ELECTRIC CO                           7,715,925.00
      28,200  GENERAL INSTRUMENT CORP                         957,037.50

       6,200  HEWLETT PACKARD CO                              423,537.50
         500  KLA-TENCOR CORPORATION                           21,687.50
      51,300  LSI LOGIC CORP                                  827,212.50

      35,900  MICRON TECH                                   1,815,193.75
      13,200  NATIONAL SEMICONDUCTOR                          178,200.00
         900  NATIONAL SVC INDS                                34,200.00

     140,275  ORACLE CORPORATION                            6,049,359.38
       6,500  PERKIN ELMER CORP                               634,156.25
       3,900  SEAGATE TECHNOLOGY INC                          117,975.00

       3,950  TEKTRONIX INC                                   118,746.88
      33,600  TEXAS INSTRUMENTS                             2,874,900.00
       6,500  THOMAS & BETTS CORP                             281,531.25


                   INDUSTRIAL MACHINERY
       3,400  BRIGGS & STRATTON CORP                          169,575.00

      23,600  CASE CORPORATION                                514,775.00
         900  COOPER INDUS INC                                 42,918.75
      32,700  DOVER CORP                                    1,197,637.50

       1,400  HARNISCHFEGER INDUS INC                          14,262.50
       3,950  INGERSOLL RAND CO                               185,403.13
       6,600  MILACRON                                        127,050.00

       1,200  NACCO INDUS INC CL A                            110,400.00
       3,300  ROCKWELL INTL CORP W/I                          160,256.25

                   OFFICE EQUIPMENT AND SUPPLIES

       5,900  IKON OFFICE SOLUTIONS                            50,518.75
       4,400  XEROX CORP.                                     519,200.00


                   RUBBER
       9,400  GOODRICH B F CO                                 337,225.00

       1,600  GOODYEAR TIRE & RUBBER                           80,700.00

                   OTHER DURABLE GOODS

      12,400  CORNING INCORPORATED                            558,000.00


       7,050  CRANE CO                                        212,821.88
      34,000  ILLINOIS TOOL WORKS                           1,972,000.00

       1,000  MILLIPORE CORP                                   28,437.50
       5,300  MINNESOTA MNG & MFR                             376,962.50

                   COMPUTERS AND SOFTWARE

      15,000  CERIDIAN CORP                                 1,047,187.50
      26,625  COMPAQ COMPUTER CORP                          1,116,585.94

      71,137  COMPUTER ASSOC INTL INC                       3,032,214.63
       2,600  DATA GENL CORP                                   42,737.50
     132,600  DELL COMPUTER CORP                            9,704,662.50

       7,500  ELECTRONIC DATA SYSTEMS                         376,875.00
      26,500  GATEWAY 2000                                  1,356,468.75
      12,700  HBO AND CO                                      364,331.25

     236,900  MICROSOFT CORP                               32,855,068.75
       3,200  NOVELL INC                                       58,000.00
       2,500  PARAMETRIC TECNOLOGY                             40,937.50

      25,200  SILICON GRAPHICS                                324,450.00
      33,900  SUN MICROSYSTEMS                              2,902,687.50
       8,400  UNISYS CORP                                     289,275.00


                   HOUSEHOLD FURN/APPLIANCES
      11,100  WHIRLPOOL CORP                                  614,662.50


                   TELECOMMUNICATIONS
      77,000  AIRTOUCH COMMUNICATIONS                       5,553,625.00

         662  ANDREW CORP                                      10,923.00
      17,100  ASCEND COMMUNICATIONS                         1,124,325.00
       6,200  CLEAR CHANNEL COMMUNICATI                       337,900.00

      50,988  LUCENT TECHNOLOGIES INC                       5,608,680.00
      13,200  MEDIAONE GROUP INC (NEW)                        620,400.00
       7,850  SPRINT CORP PCS GROUP                           181,531.25


                   MISCELLANEOUS
       4,600  ALLIED-SIGNAL INC                               203,837.50

       5,400  BLACK & DECKER CORP                             302,737.50
       5,900  ITT INDUSTRIES INC                              234,525.00
      10,200  JOHNSON CTLS INC                                601,800.00

       9,775  PARKER HANNIFIN CORP                            320,131.25
       9,550  SNAP ON TOOLS CORP                              332,459.38
      24,500  THERMO ELECTRON CORP                            414,968.75


                               TOTAL DURABLE GOODS       $110,384,285.41


   FINANCIAL                                       12.35%

                   BANKS

      17,600  BANK NEW YORK INC                               708,400.00
       2,200  BB&T CORP                                        88,687.50
       2,924  CHASE MANHATTAN CORP NEW                        199,014.75

      80,325  FIFTH THIRD BANCORP COM                       5,728,176.56
      32,932  FIRST UNION CORP                              2,002,677.25
      10,566  FLEET FINANCIAL GROUP INC                       472,168.13

       1,000  KEYCORP NEW                                      32,000.00
       9,045  MBNA CORP                                       225,559.69
       6,500  MELLON BANK CORP                                446,875.00

      26,000  MERCANTILE BANCORP INC                        1,199,250.00
      16,500  NATIONAL CITY CORP                            1,196,250.00
      21,000  NORTHERN TRUST CO                             1,833,562.50

       7,200  PNC FINANCIAL                                   389,700.00

       1,000  REGIONS FINANCIAL CORP                           40,312.50
      26,800  SUMMIT BANCORP                                1,170,825.00

       5,100  SUNTRUST BANKS INC                              390,150.00
     115,282  U.S. BANCORP                                  4,092,511.00
       2,400  WACHOVIA CORP                                   209,850.00

      18,400  WELLS FARGO COMPANY NEW                         734,850.00

                   FINANCE COMPANIES

         700  AMERICAN EXPRESS CO                              71,575.00
      36,880  ASSOCIATES 1ST CAPITAL A                      1,562,790.00
      30,772  HOUSEHOLD INTL CORP                           1,219,340.50


                   HOLDING COMPANY
       9,425  BANK ONE CORP                                   481,264.06

      40,385  BANKAMERICA CORP NEW                          2,428,148.13
      24,541  CITIGROUP INC                                 1,214,779.50
       2,700  EASTERN ENTERPRISES                             118,125.00

      40,470  MS, DW, DISCOVER & CO                         2,873,370.00

                   FIRE AND CASUALTY INSURANCE

         700  CHUBB CORP                                       45,412.50
         200  SAFECO CORP                                       8,587.50

                   INSURANCE

      15,300  AETNA INC                                     1,202,962.50
      26,437  AMERICAN INTL GROUP                           2,554,475.13

      28,600  AON CORP                                      1,583,725.00
       1,200  CIGNA CORP                                       92,775.00
      15,300  CINCINNATI FINANCIAL CORP                       560,362.50

      65,458  CONSECO INC                                   2,000,560.13
       1,000  HARTFORD FINANCIAL SVCS                          54,875.00
      10,600  MBIA INC                                        694,962.50

       2,370  ST PAUL COS INC                                  82,357.50
       3,500  UNUM CORP.                                      204,312.50

                   LIFE INSURANCE

       8,487  AMERICAN GENERAL CORP                           661,986.00
      18,000  JEFFERSON PILOT CORP                          1,350,000.00

       4,500  LINCOLN NATL CORP IND                           368,156.25

                   REAL ESTATE

         300  FEDERAL NATL MTGE ASSN                           22,200.00

                   SAVINGS & LOANS

       5,600  GOLDEN WEST FINL CORP                           513,450.00

                   BROKERAGE

      10,000  BEAR STEARNS COS INC                            373,750.00
      32,400  FRANKLIN RESOURCES                            1,036,800.00
      22,500  LEHMAN BROS HLDGS INC                           991,406.25

       2,400  MERRILL LYNCH & CO                              160,200.00

                   MISCELLANEOUS

       3,955  WASHINGTON MUTUAL                               151,031.56

                                   TOTAL FINANCIAL        $45,844,559.89


   METALS AND MINING                                1.01%

                   ALUMINUM


       1,200  ALUMINUM CO AMER                                 89,475.00
      10,100  REYNOLDS METALS CO                              532,143.75


                   MINING
      46,600  HOMESTAKE MNG CO                                428,137.50


                   STEEL
      21,367  ALLEGHENY TELEDYNE                              436,688.06

       7,800  BETHLEHEM STEEL CORP                             65,325.00
      23,400  NUCOR CORP                                    1,012,050.00
       6,300  TIMKEN CO                                       118,912.50

       2,000  USX-US STEEL GROUP                               46,000.00
       2,300  WORTHINGTON INDS INC                             28,750.00

                   OTHER METALS

       7,900  ASARCO INC                                      118,993.75
      17,787  NEWMONT MNG CORP                                321,277.69

       8,900  PHELPS DODGE CORP                               452,787.50

                   MINERALS

      10,750  CYPRUS AMAX MINERALS CO                         107,500.00

                           TOTAL METALS AND MINING         $3,758,040.75


   COLLECTIBLES & PRECIOUS MATERIALS                0.08%

                   GOLD-DIAMOND-GEMS

      28,800  FREEPORT-MCMORAN COPPER-B                       300,600.00


           TOTAL COLLECTIBLES & PRECIOUS MATERIALS           $300,600.00

   OIL-ENERGY                                       2.83%


                   OIL & GAS PRODUCERS
       1,700  AMERADA HESS CORP                                84,575.00

       9,500  AMOCO CORP                                      560,500.00
       1,300  APACHE CORP                                      32,906.25
      26,800  COASTAL CORP                                    936,325.00

       6,100  HELMERICH & PAYNE INC.                          118,187.50
       8,500  OCCIDENTAL PETROLEUM                            143,437.50
       8,400  ROWAN COS INC                                    84,000.00

      14,500  SUNOCO INC                                      522,906.25
      26,487  UNION PACIFIC RESOURCES                         240,038.44

                   NATURAL RESOURCES

       5,400  KERR MCGEE CORP                                 206,550.00
      25,800  WILLIAMS COS INC-DEL                            804,637.50


                   OIL EQUIPMENT, WELLS & SVCS
       9,000  ASHLAND, INC                                    435,375.00

      16,740  BAKER HUGHES INC                                296,088.75
      32,400  HALLIBURTON CO                                  959,850.00

                   OIL - DOMESTIC

       2,412  BURLINGTON RESOURCES INC                         86,379.75
       8,600  PHILLIPS PETE CO                                366,575.00

       1,900  UNOCAL CORP                                      55,456.25

                   OIL - INTERNATIONAL

       1,800  CHEVRON CORP                                    149,287.50

      34,100  EXXON CORP.                                   2,493,562.50
      13,200  MOBIL CORP                                    1,150,050.00

       8,300  ORYX ENERGY COMPANY                             111,531.25
      12,700  TEXACO INC                                      671,512.50


                                  TOTAL OIL-ENERGY        $10,509,731.94

   RETAIL                                          10.21%


                   DEPARTMENT STORES
      12,500  CVS CORP                                        687,500.00

      25,800  DAYTON HUDSON CORP                            1,399,650.00
      20,900  DILLARDS INCORPORATED                           593,037.50
      11,400  HARCOURT GENERAL INC                            606,337.50

      38,500  K MART                                          589,531.25
      14,200  PENNEY JC INC                                   665,625.00
      40,000  SAFEWAY INC                                   2,437,500.00

       4,000  SEARS ROEBUCK & CO                              170,000.00
     146,100  WAL MART STORES INC                          11,898,018.75

                   GROCERY

         900  ALBERTSON'S INC                                  57,318.75
       4,300  GREAT ATLANTIC & PAC TEA                        127,387.50

      42,700  KROGER CO                                     2,583,350.00

                   OTHER RETAIL

      20,800  CONSOLIDATED STORES INC                         419,900.00
       8,567  COSTCO COMPANIES INC                            618,430.31
       6,100  LONGS DRUG STORES CORP                          228,750.00

      68,800  LOWES COS INC                                 3,521,700.00
      17,800  PEP BOYS-MAN, MO, JACK                          279,237.50
       5,200  RITE AID CORP                                   257,725.00


                   SPORTING GOODS
       5,500  RUSSELL CORP                                    111,718.75


                   APPAREL
     110,400  GAP INC                                       6,210,000.00

      25,600  NORDSTROM INC                                   888,000.00

                   MISCELLANEOUS

      47,199  TYCO INTERNATIONAL LTD                        3,560,574.56

                                      TOTAL RETAIL        $37,911,292.37


   UTILITIES                                        8.50%

                   ELECTRIC

       5,200  AMEREN CORP                                     221,975.00
       1,500  AMERICAN ELEC PWR INC                            70,593.75

       4,600  BALTIMORE GAS & ELEC                            142,025.00
         400  CENTRAL & SOUTH WEST CORP                        10,975.00
       7,621  CINERGY CORP                                    261,971.88

       2,800  DOMINION RES INC-VA                             130,900.00
       1,400  DTE ENERGY COMPANY                               60,025.00
       6,309  DUKE POWER CO                                   404,170.31

         800  ENTERGY CORP NEW                                 24,900.00
       4,400  FPL GROUP INC                                   271,150.00
       5,300  GPU INC                                         234,193.75

       4,245  HOUSTON INDS INC                                136,370.63

         900  NIAGARA MOHAWK PWR                               14,512.50
       2,800  NORTHERN STS PWR CO                              77,700.00

      10,400  PACIFICORP                                      219,050.00
       5,100  PECO ENERGY                                     212,287.50
      37,000  PG&E CORP                                     1,165,500.00

      35,900  PP&L RESOURCES INC                            1,000,712.50
      22,674  SBC COMMUNICATIONS INC                        1,215,893.25
       7,100  SOUTHERN CO                                     206,343.75

         700  UNICOM CORP                                      26,993.75

                   GAS

       1,800  COLUMBIA GAS SYS INC                            103,950.00
      10,500  ENRON CORP                                      599,156.25
      19,800  SONAT INC                                       535,837.50

       7,190  TEXAS UTILITIES CO                              335,683.13

                   TELEPHONE

      65,700  A T & T                                       4,943,925.00
      19,500  ALLTEL CORP                                   1,166,343.75
       2,590  BELL ATLANTIC CORP                              137,270.00

      18,800  BELLSOUTH CORP                                  937,650.00
      13,800  FRONTIER CORP                                   469,200.00
      32,300  GTE CORP                                      2,099,500.00

     147,390  MCI WORLDCOM INC                             10,575,232.50
      15,700  SPRINT CORP                                   1,320,762.50
       3,860  US WEST INC (NEW)                               249,452.50


                   WASTE DESPOSAL
       4,400  BROWNING FERRIS IND                             125,125.00

      30,595  WASTE MANAGEMENT INC                          1,426,491.88

                   MISCELLANEOUS

      16,391  SEMPRA ENERGY                                   415,921.63

                                   TOTAL UTILITIES        $31,549,745.21


   MISCELLANEOUS                                   13.76%

                   BROADCAST/COMMUNICATIONS

      31,100  CBS CORP                                      1,018,525.00
      28,400  COMCAST CORP CL A SPL                         1,666,725.00

         200  GANNETT CO., INC                                 12,900.00
       9,100  MOTOROLA INC                                    555,668.75
      46,330  TELE COMM. INC CL A                           2,562,628.13

      77,800  VIACOM INC CL B NON VTG                       5,757,200.00

                   BUSINESS SERVICES

      14,100  AUTODESK INC                                    601,893.75
       3,700  AUTOMATIC DATA PROC                             296,693.75
      25,100  BLOCK H&R INC                                 1,129,500.00

      13,018  CENDANT CORP                                    248,155.63
      31,500  DONNELLEY RR & SONS                           1,380,093.75
      17,100  DOW JONES & CO                                  822,937.50

     128,000  E M C CORP                                   10,880,000.00
      77,400  FIRST DATA CORP                               2,452,612.50
      15,200  GRAINGER W W INC                                632,700.00

      19,250  INTERPUBLIC GROUP COS                         1,535,187.50
      16,500  OMNICOM GROUP INC                               957,000.00
      17,700  SCIENTIFIC-ATLANTA                              403,781.25

      35,700  SERVICE CORP INTL                             1,358,831.25

      61,900  THREE COM CORP                                2,773,893.75

                   FOOD SERVICE

       1,900  MCDONALDS CORP                                  145,587.50
      56,300  PHILLIP MORRIS CO INC                         3,012,050.00

       1,790  TRICON GLOBAL RESTAURANTS                        89,723.75
      25,300  WENDYS INTL INC                                 551,856.25

                   HOTEL & MOTEL

      26,700  HILTON HOTELS CORP                              510,637.50
      26,700  MARRIOTT INTL CL A                              774,300.00


                   HOUSING
       7,000  PULTE CORP                                      194,687.50


                   MED SERV & SUPPLIES
       1,800  BIOMET INC                                       72,450.00

      30,600  HEALTHSOUTH CORPORATION                         472,387.50
      34,400  HUMANA INC                                      612,750.00
       8,600  MEDTRONIC INC                                   638,550.00

       3,300  SHARED MEDICAL SYS CORP                         164,587.50
      12,650  ST. JUDE MED INC.                               350,246.88

                   REAL ESTATE

       9,700  CENTEX CORP                                     437,106.25

                   TRANSPORTATION

       8,562  BURLINGTON NRTHN SANTA FE                       288,967.50
         300  CSX CORP                                         12,450.00

      25,000  DELTA AIR LINES INC                           1,300,000.00
      16,940  FDX CORP                                      1,507,660.00
       2,900  FLEETWOOD ENTERPRISES                           100,775.00

      11,900  NORFOLK SOUTHERN CORP                           377,081.25
       1,390  PACCAR INC                                       57,163.75
       9,500  RYDER SYSTEMS INC                               247,000.00

      11,100  SOUTHWEST AIRLINES CO                           249,056.25
       3,500  U S AIR GROUP                                   182,000.00
       3,700  UNION PACIFIC CORP                              166,731.25


                   MISCELLANEOUS
       1,300  MALLINCKRODT (NEW)                               40,056.25

       8,300  WARNER-LAMBERT                                  624,056.25

                   TELECOMMUNICATIONS

       5,700  AMERITECH CORP NEW                              361,237.50
      13,400  HARRIS CORP-DEL                                 490,775.00


                               TOTAL MISCELLANEOUS        $51,078,858.14


                                     TOTAL COMMON STOCK         $369,916,933.78

OTHER

                                                    0.36%

                   CASH EQUIVALENTS

   1,337,069  AIM SHORT TERM INV SER 2                      1,337,068.95

                                            TOTAL          $1,337,068.95




                                            TOTAL OTHER           $1,337,068.95


              TOTAL INVESTMENTS -                100.00%        $371,254,002.73
              (cost $161,464,999)


              See accompanying notes